Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2020, relating to the financial statements of San Diego Gas & Electric Company, and the effectiveness of San Diego Gas & Electric Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

June 15, 2020